Exhibit 99.1

News Release

Wabtec Reports 3Q EPS of 76 Cents, Up 17%

WILMERDING, PA, Oct. 24, 2013 – Wabtec Corporation (NYSE: WAB) today reported results for the 2013 third quarter, including the following:

•	Third quarter sales were $631 million, 8 percent higher than the year-ago quarter, due to strong growth in the Transit Group.

•	Income from operations was $110 million, or 17.4 percent of sales, compared to 16.5 percent in the year-ago quarter.

•	Earnings per diluted share were 76 cents, 17 percent higher than the year-ago quarter. The results included: pre-tax expenses of $1.9 million for contract charges recorded in cost of sales, pre-tax expenses of $1 million for currency translation recorded in other expense, and a tax benefit of $2.2 million related to changes in deferred taxes in foreign jurisdictions.

•	At Sept. 30, 2013, the company had cash of $281 million and debt of $540 million. In the quarter, Wabtec sold $250 million of 4.375% Senior Notes due 2023 and used the proceeds to repay borrowings under its revolving credit facility and for general corporate purposes. Wabtec repurchased 93,205 shares of company stock for about $5 million during the quarter.

•	Also during the quarter, the company acquired Longwood Industries, a specialty rubber products manufacturer with annual sales of about $70 million; and Turbonetics, a manufacturer of turbochargers with annual sales of about $15 million.

•	The company declared a regular quarterly dividend of 4 cents per share, payable on Nov. 29 to shareholders of record on Nov. 15.

Based on Wabtec’s year-to-date results and outlook for the rest of the year, the company increased its 2013 guidance for earnings per diluted share to $3.00-$3.04, with revenues expected to be up about 8 percent for the year.

Albert J. Neupaver, Wabtec’s chairman and chief executive officer, said: “Through internal initiatives and execution of our growth strategies, Wabtec continues to perform well, despite a slowly growing global economy. Thanks to our diversified business model and ongoing investment around the world in our key transportation and infrastructure markets, we remain optimistic about the company’s future growth opportunities. As always, the Wabtec Performance System will provide the framework for driving our growth strategies and our programs to increase productivity and reduce costs.”

Wabtec Corporation (www.wabtec.com) is a global provider of value-added, technology-based products and services for rail and other industrial markets.

This release contains forward-looking statements, such as statements regarding the company’s expectations about future earnings. Actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, an economic slowdown in the markets we serve; a decrease in freight or passenger rail traffic; an increase in manufacturing costs; and other factors contained in the company’s filings with the Securities and Exchange Commission. The company assumes no obligation to update these statements or advise of changes in the assumptions on which they are based.

The company will conduct a conference call with analysts and investors at 10 a.m., eastern time, today. To listen to the call via webcast, please go to www.wabtec.com and click on the “Webcasts” tab in the “Investor Relations” section.

Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com Website: www.wabtec.com	1001 Air Brake Avenue Wilmerding, PA 15148

WABTEC CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	Third Quarter 2013	Third Quarter 2012	For the Nine Months Ended 2013	For the Nine Months Ended 2012
Net sales	$631,398	$587,593	$1,884,910	$1,780,722
Cost of sales	(443,265)	(416,314)	(1,321,008)	(1,266,635)

Gross profit	188,133	171,279	563,902	514,087
Gross profit as a % of Net Sales	29.8%	29.1%	29.9%	28.9%
Selling, general and administrative expenses	(63,402)	(59,743)	(191,576)	(180,935)
Engineering expenses	(10,921)	(10,753)	(33,535)	(31,047)
Amortization expense	(3,939)	(3,941)	(12,699)	(10,288)

Total operating expenses	(78,262)	(74,437)	(237,810)	(222,270)
Operating expenses as a % of Net Sales	12.4%	12.7%	12.6%	12.5%
Income from operations	109,871	96,842	326,092	291,817
Income from operations as a % of Net Sales	17.4%	16.5%	17.3%	16.4%
Interest expense, net	(3,829)	(3,070)	(10,714)	(10,303)
Other expense, net	(1,658)	(1,393)	(1,833)	(1,284)

Income from operations before income taxes	104,384	92,379	313,545	280,230
Income tax expense	(30,441)	(29,385)	(95,351)	(93,263)

Effective tax rate	29.2%	31.8%	30.4%	33.3%
Net income attributable to Wabtec shareholders	$73,943	$62,994	$218,194	$186,967

Earnings Per Common Share
Basic
Net income attributable to Wabtec shareholders	$0.77	$0.66	$2.28	$1.95
Diluted
Net income attributable to Wabtec shareholders	$0.76	$0.65	$2.25	$1.93
Weighted average shares outstanding
Basic	95,848	95,286	95,383	95,464

Diluted	97,174	96,542	96,754	96,720

Sales by Segment
Freight Group	$340,533	$354,659	$1,009,069	$1,159,653
Transit Group	290,865	232,934	$875,841	$621,069

Total	$631,398	$587,593	$1,884,910	$1,780,722